                                                                                     Nicor Gas Company
                                                                                     Form 10-Q
                                                                                     Exhibit 12.01


                                            NICOR GAS COMPANY
                     COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
                                               (Thousands)

                                           Twelve
                                        Months Ended
                                          March 31                    Year Ended December 31
                                            1998        1997      1996      1995       1994      1993

Earnings available to cover fixed charges:

 Net income                             $ 102,710    $ 106,922 $ 107,106 $  85,448  $  93,078 $  94,935

 Add:  Income taxes                        61,918       64,714    63,579    49,881     50,958    52,890

       Fixed charges                       46,617       46,886    46,747    39,400     37,729    40,960

       Allowance for funds used
         during construction                  (22)         (11)       (5)     (911)      (151)      (64)

 Total                                  $ 211,223    $ 218,511 $ 217,427 $ 173,818  $ 181,614 $ 188,721


Fixed charges:

 Interest on debt                       $  44,961    $  45,246 $  43,762 $  38,129  $  36,726 $  38,949

 Other interest charges and
   amortization of debt discount,
   premium and expense, net                 1,656        1,640     2,985     1,271      1,003     2,011

 Total                                  $  46,617    $  46,886 $  46,747 $  39,400  $  37,729 $  40,960


Ratio of earnings to fixed charges           4.53         4.66      4.65      4.41       4.81      4.61